Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AEP Industries Inc.:

We consent to the use of our report dated January 12, 2005, except as to Notes 15 and 21 which are as of June 15, 2005, with respect to the consolidated balance sheets of AEP Industries Inc. and subsidiaries as of October 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2004, and related financial statement schedule, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
July 19, 2005